Exhibit 99.1

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL BOARD DECLARES DIVIDEND FOR

SECOND FISCAL QUARTER 2017

IRVINE, Calif. — Nov. 3, 2016 — Western Digital Corp. (NASDAQ: WDC) today announced that the board of directors declared a cash dividend for the quarter ending Dec. 30, 2016, of $0.50 per share of common stock (the “cash dividend”). The cash dividend will be paid on Jan. 17, 2017, to the company’s stockholders of record as of Dec. 30, 2016.

The amount of future dividends under the company’s dividend policy, and the declaration and payment thereof, will be based upon all relevant factors, including the company’s financial position, results of operations, cash flows, capital requirements and restrictions under the company’s financing documents, and shall be in compliance with applicable law. The board retains the power to modify, suspend or cancel the company’s dividend policy in any manner and at any time as it may deem necessary or appropriate in the future.

About Western Digital

Western Digital is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with customer-focused innovation, high efficiency, flexibility and speed. Our products are marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning the company’s dividend for the second fiscal quarter ending Dec. 30, 2016. These forward-looking statements are based on management’s current expectations and are subject to

Western Digital Board Declares Dividend for Second Fiscal Quarter 2017

risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including: volatility in global economic conditions; business conditions and growth in the storage ecosystem; pricing trends and fluctuations in average selling prices; the availability and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; the development and introduction of products based on new technologies and expansion into new data storage markets and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Form 10-K filed with the SEC on Aug. 29, 2016, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Western Digital, WD, the HGST logo, SanDisk and G-Technology are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. Other trademarks, registered trademarks, and/or service marks, indicated or otherwise, are the property of their respective owners.

Company contacts:

Western Digital Corp.

Media Contact:

Jim Pascoe

408.717.6999

jim.pascoe@wdc.com

Investor Contact:

Bob Blair

949.672.7834

robert.blair@wdc.com